EXHIBIT A

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date: March 12, 2025

Asymmetry Point LP

By:	/s/ Asymmetry Point Capital LLC
General Partner Date: March 12, 2025

By:	/s/ Mr. Aviv Argaman
President and Secretary Date: March 12, 2025

Asymmetry Point Capital LLC (“General Partner”)

By:	/s/ Aviv Argaman
President and Secretary Date: March 12, 2025

Mr. Aviv Argaman

By:	/s/ Mr. Aviv Argaman
Date: March 12, 2025